Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG SYSTEMS REVISES Q4 2005 GUIDANCE

TO REFLECT THE IMPACT OF GSS DIVESTITURE AND PLANNED

DISPOSITION OF PLANET CONSULTING

ENGLEWOOD, COLO. (Dec. 15, 2005)– CSG Systems International, Inc., (NASDAQ: CSGS), a leading provider of customer care and billing solutions, today announced it is revising fourth quarter 2005 guidance to reflect the impact of one-time charges to be included in continuing operations that are related to the closing of the sale of the GSS Business and other related activities expected to be implemented before the end of 2005. These charges were not considered in CSG’s previously issued financial guidance for the fourth quarter of 2005.

The total amount of these charges associated with the divestiture of the GSS Business (which are discussed in greater detail below) is approximately $9.1 million (of which approximately $4.3 million relates to non-cash expense), or $0.12 per diluted share.

In addition, CSG announced the planned disposition of CSG’s plaNet Consulting Division. As a result of this decision, beginning in the fourth quarter of 2005, CSG expects to reflect plaNet’s results of operations as discontinued operations for all periods presented. Expectations of revenues and earnings from continuing operations will be revised for the fourth quarter of 2005 to reflect plaNet’s results as discontinued operations. For the fourth quarter 2005, CSG’s previous financial guidance for continuing operations included revenues and expenses from plaNet of approximately $4 million each. For the full year 2005, plaNet’s revenues and expenses are expected to be approximately $14 million and approximately $17 million, respectively (approximately $3 million of operating loss).

CSG’s revised guidance for the fourth quarter for continuing operations to reflect the impact of the $9.1 million of one-time charges related to the closing of the divestiture of the GSS Business, and the decision to reflect plaNet’s results of operations as discontinued operations, is as follows:

	Previous Guidance	Revised Guidance
Revenues	$96 - $99 million	$92 - $95 million
EPS	$0.21 - $23	$0.09 - $0.11

The one-time charges related to the closing of the sale of the GSS Business and other related activities referenced above that are expected to be recorded in continuing operations for the fourth quarter of 2005 are as follows:

•	Stock-based compensation expense of approximately $3.9 million (a non-cash expense) related to accelerated vesting of a portion of the equity awards held by key members of

CSG’s management. The accelerated vesting is the result of a change in control provision included in the respective equity awards that was triggered by the closing of the sale of the GSS Business.

•	Expense of approximately $1.3 million (includes non-cash expense of $0.4 million) related to separation benefits as a result of the termination of one of CSG’s executive officers as a result of the closing of the GSS Business. The cash portion of the separation benefits are expected to be paid in the first quarter of 2006.

•	Expense of approximately $1.3 million related to incentive bonuses for certain members of CSG’s management team involved in the divestiture of the GSS Business. CSG expects to pay the incentive bonuses in the first quarter of 2006.

•	Expense of approximately $0.6 million related to the involuntarily termination of employees performing corporate support functions. CSG expects these termination benefits to be substantially paid in 2006.

•	Expense of approximately $2 million related to the planned disposition of CSG’s corporate aircraft.

Cash flows from operations for the fourth quarter of 2005 will be negatively impacted by these one-time events by approximately $3 million. As a result, the company’s new expectations for cash flow from operations is approximately $21 million for the fourth quarter 2005. More information about these matters can be found in CSG’s most recently filed Form 8-K filed on December 15, 2005.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is the leading provider of outsourced billing, customer care and print and mail solutions and services supporting the North American convergent broadband and direct broadcast satellite markets. CSG’s solutions support some of the world’s largest and most innovative providers of bundled multi-channel video, Internet, voice and IP-based services. CSG’s unique combination of solutions, services and expertise ensure that cable and satellite operators can continue to rapidly launch new service offerings, improve operational efficiencies and deliver a high-quality customer experience in a competitive and ever-changing marketplace. For more information, visit our website at www.csgsystems.com

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its three largest clients, Comcast Corporation, Echostar Communications, and Time Warner, Inc., which combined make up over 50% of CSG’s revenues from continuing operations; 2) the continued acceptance of CSG ACP and its related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to renew contracts and sell additional products and services to existing and new clients; and 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

For more information contact:

Liz Bauer

CSG Systems International, Inc.

SVP, Corp. Comm & IR

(303)804-4065

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